The Prudential Series Fund
For the fiscal period ended 12/31/05
File number 811-03623

SUB-ITEM 77D
Policies With Respect to Security Investment


THE PRUDENTIAL SERIES FUND, INC.

Supplement dated December 19, 2005 to the

Statement of Additional Information dated May 1, 2005

This supplement sets forth the changes to the SP Large Cap
Value Portfolio of
The Prudential Series Fund, Inc. (the "Trust") Statement of
Additional
Information ("SAI") dated May 1, 2005. The Portfolio discussed in this supplement may not be available under your variable contract.
  For more
information about the Portfolios available under your contract, please refer to
your contract prospectus. The following should be read in conjunction with the
Trust SAI and should be retained for future reference.

Effective on or about March 20, 2006, Dreman Value Management
LLC ("Dreman")
will join Hotchkis & Wiley Capital Management, LLC
("Hotchkis & Wiley") and
J.P. Morgan Investment Management, Inc. ("J.P. Morgan") as sub-advisors to the
SP Large-Cap Value Portfolio.

The following supplements the table titled " Sub-advisory
Fee Rates" and is
inserted after the disclosure of Hotchkis & Wiley and J.P.
Morgan's fee rates
for the Portfolio.

Sub-advisory Fee Rates



Sub-
advisor

Fee




Dreman

0.30% of average daily net assets to $250 million; 0.25% of average daily net assets from $250 million to $500 million; and 0.20% of average daily net assets over $500 million





The following information supplements the chart titled "Portfolio
Managers" and
is inserted after the disclosure for the Hotchkis & Wiley and J.P.
 Morgan
portfolio managers of the Portfolio.






Portfolio

Manager(s
)

Registered

Investment

Companies

Other Pooled

Investment

Vehicles

Other Accounts




David N.
Dreman

18 Registered Investment
Funds with $11.4 billion in
total assets under
management.*

3 Unregistered Pooled
Investment Vehicles with $46
million in assets under
management*

98 Other
Accounts with
$1.6 billion
in total
assets under
management*




Nelson
Woodard

3 Registered Investment
Funds with $3 billion in
total assets under
management.*

3 Unregistered Pooled
Investment Vehicles with $46
million in assets under
management*

98 Other
Accounts with
$1.6 billion
in total
assets under
management*





* As of November 30, 2005.

The following information supplements the chart titled "Portfolio Manager Compensation/Material Conflicts of Interest" and is inserted after the disclosure for the Hotchkis & Wiley and J.P. Morgan portfolio managers of the
Portfolio.



Compensation Structure and Method(s)/Material Conflicts of
Interest



Dreman




PSFSAISUP3



Portfolio Managers Compensation:

The Fund has been advised that the subadvisor has implemented a highly
competitive compensation plan which seeks to attract and retain exceptional
investment professionals who have demonstrated that they can consistently
outperform their respective fund's benchmark. The compensation plan is comprised of both a fixed component and a variable component. The variable
component is determined by assessing the investment professional's performance measured utilizing both quantitative and qualitative factors.

The subadvisor's investment professionals are each paid a fixed base salary that is determined based on their job function and responsibilities. The base
salary is deemed to be competitive with the marketplace and specifically with
salaries in the financial services industry by utilizing various salary surveys compiled for the financial services industry specifically investment advisory firms. The variable component of the subadvisor's compensation plan which takes the form of a cash bonus combined with either stock appreciation rights grants
or outright stock grants is discretionary and is designed to reward and retain investment professionals including portfolio managers and research analysts for their contributions to the Fund's performance relative to its benchmark.

Investment professionals may receive equity in the form of units or fractional
units of membership interest in the subadvisor or they may receive stock appreciation rights which enable them to participate in the growth of the firm.
The subadvisor's membership units are valued based on a multiple of net profits
so grants of stock appreciation rights which vest over a specified term will result in additional compensation as net profits increase. Investment professionals also participate in the subadvisor's profit sharing plan,
 a
defined contribution plan that allows the subadvisor to contribute up to
twenty-five percent of an employee's total compensation, subject to various
regulatory limitations, to each employee's profit sharing account.
 The
subadvisor's profit sharing plan is a non-discriminatory plan which benefits all employees of the firm including both portfolio managers and research analysts. Contributions to the subadvsior's profit sharing plan vest over a specified term. Finally all employees of the subadvisor including investment professionals receive additional fringe benefits in the form of subsidized medical and dental and group-term and life insurance coverage.

The basis for determining the variable component of an investment professional's total compensation is determined through a subjective process which evaluates an investment professional performance against several quantitative and qualitative factors including the following:

Quantitative factors:

(i) Relative ranking of the Fund's performance against its
(ii) peers in
the one, three and five year pre-tax investment performance categories.
The
Fund's performance is evaluated against peers in its fund category and performance is ranked from one to four on a declining scale depending on the quartile in which the portfolio manager's absolute performance falls. The portfolio manager is rewarded on a graduated scale for outperforming relative to his peers.

(ii) Relative performance of the Fund's performance against the
(iii)  pre-
determined indices for the product strategy against which the Fund's performance is measured. The portfolio manager is rewarded on a graduated scale for outperforming relative to the fund's benchmark index.

(iii) Performance of the Fund's portfolio measured through
(iv) attribution
analysis models which analyses the portfolio manager's contribution from both
an asset allocation or sector allocation perspective and security selection perspective. This factor evaluates how the investment professional performs in linking performance with the client's investment objective including investment parameters and risk and return objectives. This factor may include some qualitative characteristics.

Qualitative factors:

(i) Ability to work well with other members of the investment professional team and mentor junior members

(ii) Contributions to the organizational overall success with new product strategies

(iii) Other factors such as contributing to the team in a leadership role and by being responsive to requests for assistance

The following table identifies the fund's portfolio manager(s);
their role in
managing the portfolio; their length of investment experience and business experience over the last five years.

Conflicts of Interest:

In addition to managing the assets of the Fund, the portfolio manager may
manage other client accounts of the subadvisor. The tables below show, for each portfolio manager, the number and asset size of (1) SEC registered investment
companies other than the Fund, (2) pooled investment vehicles that are not registered investment companies and (3) other accounts (e.g., accounts managed for individuals or organizations) managed by each portfolio manager. The tables also show the number of performance based fee accounts, as well as the total assets of the accounts for which the advisory fee is based on the performance of the account. This information is provided as of the Fund's most recent fiscal year end.

The subadvisor manages clients' accounts using a contrarian value investment strategy. For both its large capitalization and small capitalization strategies the subadvisor utilizes a model portfolio and rebalances clients accounts whenever changes are made to the model portfolio. In addition the subadvisor aggregates its trades and allocates the trades to all clients accounts in an equitable manner. The subadvisor strongly believes aggregating its orders protect all clients from being disadvantaged by price or time execution. The
model portfolio approach and the trade aggregation policy of the subadvisor eliminates any potential or apparent conflicts of interest that could arise when a portfolio manager has day-to-day portfolio management responsibilities with respect to more than one fund or account. The subadvisor does not receive any performance-based fees from any of its accounts with the exception of a hedge fund that is managed by an affiliated firm. However the hedge funds are treated like any other client account and trades done for the fund are generally aggregated with trades done for its regular client accounts.

The subadvisor's investment professional are compensated in the same manner for all client accounts irrespective of the type of account.




The following information supplements the table entitled "Portfolio
 Manager
Securities Ownership" and is inserted after the disclosure for the Hotchkis &
Wiley and J.P. Morgan portfolio managers of the Portfolio.






Portfolio Manager(s)

Ownership of Trust
Securities




David N. Dreman of
Dreman

None




Nelson Woodard of
Dreman

None